EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Ted Sanders, CFO

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, (303) 415-0200

Genesis Select

PC MALL REPORTS SECOND QUARTER RESULTS

Highlights:

-Achieves near term goal of a Core business adjusted non-GAAP operating profit.

-Earnings (loss) per share from continuing operations of $(0.05) compared with $0.05 per share in Q2 2004 and a loss of $(0.26) per share in Q1 2005.

-Record second quarter sales, excluding sales to eCOST.com, of $233.6 million.

-Commercial sales for the quarter increased 5 percent from Q2 2004.

-PC Mall Gov sales increased 4 percent from Q2 2004.

Torrance, California - August 9, 2005 -- PC Mall, Inc. (NASDAQ:MALL - news) today reported record second quarter sales of $253.2 million, up 9 percent from Q2 2004 sales of $231.6 million. Consolidated earnings (loss) per share from continuing operations for the quarter was $(0.05) versus earnings per share from continuing operations of $0.05 in Q2 2004 and $(0.26) in Q1 2005. Consolidated earnings (loss) per share, which includes discontinued operations for Q2 2005, was $(0.10) compared with $0.06 for Q2 2004 and $(0.36) for Q1 2005.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, "We accomplished our near-term goal of returning our Core business to an adjusted non-GAAP quarterly operating profit. Our management team tackled this goal from two directions, increasing gross margin and pruning costs. We increased our Core business gross margin from Q1 2005 by improving the efficiency of our promotions and increasing the amount of vendor consideration we receive. On the cost side, we made adjustments from Q1 2005 to reduce inefficient advertising and staffing. The impact of the adjustments we have made allowed us to end our seasonally weakest quarter of the year on a positive note and, we believe, positions us well for our historically strongest quarters."

Khulusi continued, "With the eCOST.com separation behind us, our management team's goal remains to reach a Core business adjusted non-GAAP quarterly operating profit margin of two percent as soon as possible, ideally as early as Q4 2005. The major initiatives towards this goal are enhancing account manager productivity, improving the efficiency of our back-office support functions and stabilizing our consumer business."

Consolidated Q2 2005 sales increased nine percent from Q2 2004 to $253.2 million from $231.6 million. Core business sales (excludes Onsale and sales to eCOST.com) for Q2 2005 were $232.8 million, up one percent from Q2 2004. Areas of strategic emphasis, commercial sales and government sales, continued to experience growth, up 5 and 4 percent, respectively from the comparable quarter last year. Sales to consumers for Q2 2005 declined 12 percent from Q2 2004 sales due in part to the curtailing of advertising and promotions with low returns on investment.

Consolidated gross profit for Q2 2005 declined six percent, or $1.8 million, from Q2 2004 but increased $1.8 million or 6.8 percent from Q1 2005. Consolidated gross profit margins as a percentage of sales declined to 11.3 percent from 13.1 percent in Q2 2004 due in part to transition sales of products to eCOST.com at approximately cost. Core business gross profit margin, which excludes sales to eCOST.com and Onsale, was 12.2 percent of sales compared with Q2 2004 of 13.1 percent of sales and Q1 2005 of 11.2 percent of sales. Core business gross profit decreased by 6.2 percent from Q2 2004 but increased 6.8 percent from Q1 2005. The decline in Core business gross profit as a percentage of sales from Q2 2004 to Q2 2005 is primarily the result of more aggressive competitive pricing strategies and a shift in customer mix towards lower margin commercial customers. The increase in Core business gross profit as a percentage of sales from Q1 2005 to Q2 2005 is attributable to intensified focus on pricing and promotions and an increase in vendor consideration from better coordination of purchasing and marketing.

Consolidated selling, general and administrative expenses ("SG&A") as a percentage of sales for Q2 2005 decreased to 11.4 percent of sales from 12.5 percent of sales in Q2 2004 and 13.0 percent of sales in Q1 2005 primarily due to the impact of sales to eCOST.com. Further, advertising and personnel expense declines of 0.5 and 0.7 percent of sales, respectively more than offset costs formerly charged to eCOST.com of 0.3 percent of sales. The decline in advertising expense as a percentage of sales reflects the optimization of advertising channels and catalog circulation to maximize return on advertising spending.

Corporate and public sector account manager headcount included in SG&A at the end of Q2 2005 amounted to 662 employees, up 8 account managers from Q2 2004 and down 44 account managers from Q1 2005. Average tenure for a corporate and public sector account manager at the end of Q2 2005 was 21 months with 11 percent of the corporate and public sector workforce in training, 49 percent with less than one year experience and 73 percent with less than two years experience. Total account managers including those focusing on corporate, public sector and consumer customers numbered 749 at the end of Q2 2005, down 23 managers from Q2 2004 and 73 managers from Q1 2005. The reduction in headcount from Q1 2005 is in line with our previously articulated strategy of focusing on sale rep productivity.

Cash and cash equivalents at the end of the quarter were $5.9 million. Accounts receivable at June 30, 2005 increased by $5.4 million from December 31, 2004, and days sales outstanding remained unchanged. Inventories of $48.0 million at June 30, 2005 declined by $30.9 million from December 31, 2004 reflecting reduced buying resulting from the eCOST.com spin-off. Accounts payable declined $4.3 million from December 31, 2004 and borrowings under PC Mall's line of credit decreased by $13.7 million at the end of the quarter from December 31, 2004 due to lower purchases made during the period.

Outlook

Khulusi stated, "We will continue our focus for the remainder of 2005 on increasing the productivity of the sales force and reducing our infrastructure cost. We launched our new customer relationship management application during the quarter, and we are currently modifying our procedures to maximize its impact on sales force productivity. We also expect to receive additional benefits from the adjustments to our cost structure implemented in Q2 2005 in Q3. Looking forward, we are entering what is historically the seasonally strongest half of the year. Our goal remains to reach a two percent non-GAAP adjusted Core business operating margin on a quarterly basis as soon as possible, ideally as early as Q4 2005."

Non-GAAP Measures

As described below, the non-GAAP adjusted net income (loss) contained herein for the consolidated business and the Core business, which are a supplement to the financial results based on generally accepted accounting principles, exclude non-cash stock-based compensation charges and the results of Onsale. We believe that the presentation of results excluding these items provides meaningful supplemental information to both management and investors that is indicative of our consolidated and Core business operating results across reporting periods. We include an income statement reconciliation of these non-GAAP measures to provide a more complete view of their effect on results. We are unable to reconcile our expectations and goals with respect to adjusted non-GAAP quarterly operating profits and margin for the Core business in future periods, because the GAAP financial measures are not accessible on a forward-looking basis. For example, we are unable to estimate special charges including but not limited to potential non-cash compensation charges, the impact of contemplated accounting changes for stock-based compensation and Sarbanes-Oxley-related costs which are expected to materially affect the relevant GAAP measures.

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Conference Call

Management will be holding a conference call on Tuesday, August 9, 2005 at 5:00 p.m. Eastern time (2:00 p.m. PDT) to discuss second quarter results. To listen to PC Mall's management discussion of the second quarter results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available immediately following the call until August 30, 2005 and can be accessed by calling: (888) 286-8010 and inputting pass code 39322730.

About PC Mall

PC Mall, Inc. together with its subsidiaries (the Company), is a rapid response supplier of technology solutions for business, government and educational institutions as well as consumers. More than 100,000 different products from companies such as Apple, HP, IBM, and Microsoft are marketed to business customers using relationship based selling, direct marketing, catalogs and the Internet (http://www.pcmall.com, http://www.macmall.com, http://www.pcmallgov.com). Customer orders are rapidly filled by the Company's distribution center strategically located near FedEx's main hub or by PC Mall's extensive network of distributors, one of the largest networks in the industry.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the statements regarding the Company's expectations, hopes or intentions regarding the future, including but not limited to the results of initiatives designed to enhance sales force productivity, improve our back office support functions and stabilize our consumer business, the potential of our existing sales force to provide growth and improve productivity, the impact of initiatives such as our CRM application, expectations regarding reduced cost structure, expectations regarding the amount of advertising expenditures and the related impact on sales, expectations relating to returning to Core business adjusted non-GAAP operating profit, expansion of our Core business adjusted non-GAAP operating profit margin for the balance of 2005, and our expectations relating to quarterly adjusted non-GAAP operating profit margin of two percent. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the following: uncertainties relating to the relationship of the number of account managers and productivity; investments in tools and infrastructure may not improve our account managers productivity and our profitability, decreases in revenue related to corporate and public sector sales; increased competition and pricing pressures, including increased competition from direct sales by some of our largest vendors; availability of third party suppliers at reasonable prices; increased expenses, our advertising, marketing and promotional efforts may be costly and may not achieve desired results, risks due to shifts in market demand or price erosion of owned inventory, and inability to convert back orders to completed sales. Additional factors that could cause actual results to differ are discussed under the heading "Certain Factors Affecting Future Results" and in other sections of the Company's Form 10-K for the 2004 fiscal year, on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

PC MALL, INC

 CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts and share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$ 253,170	$ 231,613	$ 491,544	$ 471,412
Cost of goods sold	224,586	201,196	436,193	409,787
Gross profit	28,584	30,417	55,351	61,625
Selling, general and administrative expenses	28,802	29,012	59,728	59,612
Operating income (loss)	(218)	1,405	(4,377)	2,013
Interest expense, net	674	510	1,328	911
Income (loss) from continuing operations before income taxes	(892)	895	(5,705)	1,102
Income tax expense (benefit)	(339)	341	(2,167)	420
Income (loss) from continuing operations	(553)	554	(3,538)	682
Income (loss) from discontinued operation, net of taxes	(599)	153	(1,781)	161
Net income (loss)	$ (1,152)	$ 707	$ (5,319)	$ 843

Basic and Diluted Earnings (Loss) Per Common Share
Basic earnings (loss) per share:
Income (loss) from continuing operations	$ (0.05)	$ 0.05	$ (0.31)	$ 0.06
Income (loss) from discontinued operation, net of taxes	(0.05)	0.01	(0.15)	0.02
Net income (loss)	$ (0.10)	$ 0.06	$ (0.46)	$ 0.08

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$ (0.05)	$ 0.05	$ (0.31)	$ 0.06
Income (loss) from discontinued operation, net of taxes	(0.05)	0.01	(0.15)	0.01
Net income (loss)	$ (0.10)	$ 0.06	$ (0.46)	$ 0.07

Weighted average number of common shares outstanding:
Basic	11,619	11,026	11,594	10,959
Diluted	11,619	12,174	11,594	12,128

PC MALL, INC

 RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CORE BUSINESS OPERATING INCOME (LOSS)

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Operating income (loss)	$ (218)	$ 1,405	$ (4,377)	$ 2,013
Adjustments to reported operating income (loss):
Operating loss on OnSale	481	326	1,050	638
SOX-related expenses (a)	15	140	573	140
Non-cash stock-based compensation expenses (b)	22	21	66	90
Adjusted non-GAAP operating income (loss)	$ 300	$ 1,892	$ (2,688)	$ 2,881

(a) Charges related to implementation of Rule 404 of the Sarbanes-Oxley Act of 2002.
(b) Non-cash stock-based compensation related the issuance of a warrant (in 2003) and an option (in 2004) to a public relations firm.

PC MALL, INC

 CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$ 5,947	$ 6,473
Accounts receivable, net of allowance for doubtful accounts	97,798	92,393
Inventories, net	47,981	78,857
Prepaid expenses and other current assets	6,659	6,226
Deferred income taxes	3,204	3,204
Current assets of discontinued operation	-	20,596
Total current assets	161,589	207,749
Property and equipment, net	8,943	9,051
Goodwill	1,405	1,405
Deferred income taxes	10,097	7,695
Other assets	929	1,087
Non-current assets of discontinued operation	-	4,932
Total assets	$ 182,963	$ 231,919

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 64,787	$ 69,114
Accrued expenses and other current liabilities	17,072	20,810
Deferred revenue	11,809	10,262
Line of credit	35,303	49,027
Note payable - current	500	500
Current liabilities of discontinued operation	-	4,248
Total current liabilities	129,471	153,961
Note payable	2,500	2,750
Total liabilities	131,971	156,711

Commitments and Contingencies

Minority interest in discontinued operation	-	4,297

Stockholders' equity
Preferred stock, $.001 par value; 5,000,000 shares authorized; none issue and outstanding	-	-
Common stock, $.001 par value; 30,000,000 shares authorized; 11,975,637 and 11,851,115 shares issued; and 11,681,437 and 11,556,915 shares outstanding, respectively	12	12
Additional paid-in capital	83,378	99,172
Deferred stock-based compensation	-	(1,333)
Treasury stock, at cost: 294,200 shares	(1,015)	(1,015)
Accumulated other comprehensive income	59	198
Accumulated deficit	(31,442)	(26,123)
Total stockholders' equity	50,992	70,911
Total liabilities and stockholders' equity	$ 182,963	$ 231,919